EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
inTEST Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-33722, No. 333-43096, No. 333-44059, No. 333-70046 and No. 333-90908) on Form S-8 of inTEST Corporation of our report dated March 30, 2007, with respect to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive earnings (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of inTEST Corporation.

Our report refers to the Company's adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 30, 2007